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                                                                    EXHIBIT 23.1

                    INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT

     As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement, No. 333-79747, on Form S-3 of Cross Timbers Oil Company (the "Company"), of our report dated March 12, 1999 included in the Company's Form 10-K for the year ended December 31, 1998, and our report dated February 15, 1999, included in the Company's Form 8-K/A Amendment No. 2 dated April 24, 1998 and to all references to our firm included in this Registration Statement. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1998, or performed any audit procedures subsequent to the date of our report.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Fort Worth, Texas
July 2, 1999